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                                                                     EXHIBIT 3.1

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                            ANDERSON-TULLY COMPANY


     FIRST:  The name of the corporation is ANDERSON-TULLY COMPANY.


     SECOND:  The period of its duration is 99 years.


     THIRD: The specific purpose or purposes for which the corporation is organized stated in general terms are:


     To manufacture, purchase, own and sell lumber, box material, and all kinds of wood products; to purchase, own, and sell logs, timber and lands within or without the State of Mississippi.


     To purchase, own, develop, operate, sell, deal in, mortgage or otherwise lien, and to lease, sell, exchange, convey or in any manner whatever dispose of real property within or without the State of Mississippi including farm lands, oil, gas and other mineral lands.
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     To manufacture, purchase or otherwise acquire and to hold, own, mortgage or otherwise lien, pledge, lease, sell, assign, exchange, transfer or in any manner dispose of, and to invest, deal and trade in and with goods, wares, merchandise and personal property of any and every class and description, within or without the State of Mississippi, including boats, barges and other marine equipment.

     To acquire the good will, rights and property and to undertake the whole or any part of the assets and liabilities of any person, firm, association or corporation; to pay for the same in cash, the stock of this company, bonds or otherwise, to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

     To guarantee, purchase or otherwise acquire, hold, sell, assign, transfer, mortgage, pledge, or otherwise dispose of shares of the capital stock, bonds or other evidences of indebtedness created by other corporations and while the holder of such stock to exercise all the rights and privileges of ownership,

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including the right to vote thereon, to the same extent as a natural person might or could do.

     To enter into, make and perform contracts of every kind for any lawful purpose, with any person, firm, association or corporation, town, city, county, body politic, state, territory, government or colony or dependency thereof.

     To borrow money for any of the purposes of the corporation and to draw, make, accept, endorse, discount, execute, issue, sell, pledge or otherwise dispose of promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable, transferable or non-transferable instruments and evidences of indebtedness and to secure the payment thereof and the interest thereon by mortgage or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation at the time owned or thereafter acquired.

     To purchase, hold, sell and transfer the shares of its capital stock, provided any such purchase does not impair its capital.
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     To have one or more offices and to conduct any or all of its operations and business and to promote its objects within or without the State of Mississippi, without restriction as to place or amount.

     To do any or all of the things herein set forth as principal, agent, contractor, trustee or otherwise, alone or in company with others.

     FOURTH: The aggregate number of shares which the corporation shall have authority to issue is One Thousand Two Hundred (1,200) shares of the par value of Two Thousand and No/100 Dollars ($2,000.00) each. All shares of stock shall be of one class, common stock, and shall have equal voting and other rights.

     FIFTH: The corporation will not commence business until consideration of the value of at least $1,000 has been received for the issuance of shares.

     SIXTH: Provisions granting to shareholders the preemptive right to acquire additional or treasury shares of the corporation are: None.
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     SEVENTH:  The post office address of its registered office is Long Lake
Road at Old U.S. 61 North, RFD Route 7, vicksburg, Mississippi 39180 and the name of its registered agent at such address is Sam C. Lusco, Jr.

     EIGHTH: The number of directors constituting the initial board of directors of the corporation, which must be not less than three (3), is seven
(7) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:



                                          Street and Post
Name                                      Office Address
----                                      ---------------

John M. Tully                             P.O. Box 28
                                          (1242 N. Second)
                                          Memphis, TN

E.D. Coombs, Jr.                          P.O. Box 28
                                          (1242 N. Second)
                                          Memphis, TN

Parker Hall                               4712 Cole Road
                                          Memphis, TN

Claude Tully Hall                         4606 Warrington Road
                                          Vicksburg, MS

Farrell W. Bushing                        475 S. Perkins
                                          Embassy House
                                          Memphis, TN
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     Henry C. Ward                      3839 Pine
                                        Long Beach,  CA

     John D. Martin, Jr.                705 Union Planters
                                          Bank Building
                                        Memphis,  TN

     [As set forth in original Articles of Incorporation. Matter is now governed by By-Laws, which currently provide for nine directors.]

          NINTH:  The name and post office address of each incorporator is:

                                        Street and Post
     Name                               Office Address
     ----                               ---------------

     John M. Tully                      P.O. Box 28
                                        (1242 N. Second)
                                        Memphis,  TN

     E.D. Coombs, Jr.                   P.O. Box 28
                                        (1242 N. Second)
                                        Memphis,  TN

     John D. Martin, Jr.                705 Union Planters
                                          Bank Building
                                        Memphis,  TN

          TENTH: Upon the filing with the Secretary of State of Mississippi of the Articles of Amendment adding the revised Article FOURTH and this Article TENTH to the Articles of Incorporation, each share of the corporation's stock of $100.00 par value then outstanding shall be changed into one-twentieth (1/20th) of a share of stock of $2,000.00 par value per share.
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Fractional shares will be issued in respect of any final fraction of a share to which any stockholder of record at the time of the filing of such Articles of Amendment is entitled in respect of such stockholder's aggregate holdings of record. Stock certificates previously evidencing shares of stock of $100.00 par value shall upon the filing of such Articles of Amendment evidence only the right to receive stock certificates for shares of stock of $2,000.00 par value. Each stockholder of the corporation shall submit, to the principal office of the corporation, his or her stock certificate or certificates previously evidencing shares of stock of $100.00 par value, and shall receive in exchange a stock certificate for the appropriate number of shares of stock of $2,000.00 par value. The Board of Directors, by resolution duly adopted, may authorize the withholding of dividends payable upon the stock of the corporation from any stockholder who has not submitted for exchange his or her stock certificate as contemplated by the preceding sentence, but if such withholding is authorized, upon the subsequent surrender of any such stock certificate for exchange, the withheld dividend or dividends shall forthwith be paid to the stockholder from whom such dividend or dividends was withheld, without interest.
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     ELEVENTH:  From and after the time Articles of Amendment adding this
Article ELEVENTH are filed with the Secretary of State of Mississippi, no fractional share or shares of stock in the corporation shall be issued, whether upon original issue or by way of transfer or exchange or subdivision or otherwise, no fractional interest in any share of its stock shall be recognized by the corporation in any way, and no certificate for any fractional share shall be issued in any case, whether upon original issue or by way of transfer or exchange or subdivision or otherwise, with only the following exceptions:

          1. Fractional shares and certificates evidencing the same may be issued to any stockholder entitled to the same pursuant to Article TENTH by reason of his or her being a stockholder of record at the time the Articles of Amendment amending Article FOURTH and adding Article TENTH are filed with the Secretary of State of Mississippi, but only in respect of any final fraction of a share to which his or her aggregate holdings of record (including without limitation any fractional share outstanding immediately prior to such filing) entitle him or her.
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          2.  Where shares of the corporation's stock are held of record by a commercial bank or trust company or stockbroker (or its nominee) for the account of more than one client or customer of such entity as beneficial owners, or for such entity's own account and for the account of one or more clients or customers of such entity as beneficial owner, and proof is made, satisfactory in the absolute discretion of the corporation's Board of Directors or an officer or officers of the corporation designated by the Board, that such accounts and beneficial holdings existed as of the close of business on the record date for determining entitlement to vote at the meeting of stockholders which approved this Article ELEVENTH, the corporation may, for the purposes of paragraph 1 of this Article ELEVENTH and for the purposes of Article TENTH, treat the accounts in existence as of the close of business on such record date of each such client or customer of such entity (and of the entity itself) as if they were separate record holders of the corporation's stock. The corporation in any event need not recognize fractional-share interests in shares of the corporation's stock of $100.00 par value purportedly held in the accounts of such entity unless the entity's overall holdings of record include a fractional share of stock of $100.00 par value, and in such case only that fractional share need be recognized.
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          3.  Fractional shares and certificates evidencing the same may be issued upon transfer of any of the fractional shares referred to in paragraph 1 of this Article ELEVENTH, but only in the exact fractional amount evidenced by or included in the certificate surrendered for transfer, or, upon the submission of two or more certificates for fractional shares for transfer (unless they are accompanied by a request that they not be combined) or for combination, for the total fractional-share interest thus combined; but fractional shares thus combined or combined into whole shares shall not thereafter be subdivided.

          Fractional shares issued pursuant to the above exceptions shall have, pro rata to their respective interests, proportionately equal voting and other rights to whole shares of stock.

          TWELFTH: At the Annual Meeting of Stockholders to be held in 1988, the total number of directors shall be divided into three (3) groups, with each group containing one-third (1/3) of the total, as near as may be. The terms of directors in the first group elected at the 1988 Annual Meeting shall expire at the first
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Annual Stockholders' Meeting after their election; the terms of the second group shall expire at the second Annual Stockholders' Meeting after their election;
and the terms of the third group shall expire at the third Annual Stockholders' Meeting after their election. At each Annual Stockholders' Meeting held after the 1988 Annual Stockholders' Meeting, directors shall be chosen for a term of three (3) years, to succeed those whose terms expire. This Article TWELFTH shall cease to be effective if the total number of directors constituting the entire Board of Directors provided in the By-laws shall be less than the minimum number provided in the laws of Mississippi for a staggered or classified Board of Directors.

     THIRTEENTH: There shall be no cumulative voting in the election of Directors by the shareholders.

     FOURTEENTH: The Mississippi Business Corporation Law now requires the affirmative
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vote of at least two-thirds of all issued and outstanding classes of stock having voting rights to approve any of the following:

              a. The adoption of a plan of merger or consolidation with any other corporation, domestic or foreign, other than a subsidiary corporation.

              b. The sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the property and assets, with or without the good will, if not made in the usual and regular course of business.

              c.  The voluntary dissolution by act of the corporation.

     These provisions and these required percentages are adopted as a part of the charter of the surviving corporation; and no amendment of the Mississippi Business Corporation Law allowing a lesser percentage shall affect this requirement of the affirmative vote of at least two-thirds of all issued and outstanding classes of stock having voting rights.